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                                 Exhibit 10.31
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                           MUZAK LIMITED PARTNERSHIP

                 MANAGEMENT INCENTIVE PLAN - SENIOR MANAGEMENT


I.   PLAN PURPOSE
     ------------

     The purpose of the Muzak Limited Partnership Incentive Plan (the "Plan") is to provide key management employees of Muzak Limited Partnership (the "Company") with an additional incentive to work together as a team and exert their best efforts on behalf of the Company by rewarding them with an opportunity to earn additional compensation.

II.  PLAN SUMMARY
     ------------

     A participant of the Plan may receive additional compensation above their base salary if during the measurement period (a calendar year) the Company and/or the participant achieve certain goals.

III. PLAN DETAILS
     ------------

     The Plan is made up of three types of goals: 1) EBITDA 2) Operating Cash Flow and 3)Revenue Growth. To be eligible for a payment under the Plan, at least $21 million must be achieved.

     The bonus potential is 30% of base salary at 100% of goal attainment as follows:

                                % of Goal     Goal     Bonus as a %
                                Attained    ($000's)     of Salary
                                --------    --------     ---------
     EBITDA                       100%       $21,785       10.5%
     Operating Cash Flow          100%       $ 7,603        9.0%
     Revenue Growth               100%       $89,307       10.5%

     The bonus amount will be determined by multiplying the sum of the attained performance level percentages by reference to the performance matrix attached, by the participant's annual salary at the end of the measurement period. For example:

     If the Company's 1996 EBITDA is $21,500,000, Operating Cash Flow is $7,700,000 and Revenue is $88,100,000, with reference to the matrix, the bonus calculation for a participant with a base salary of $80,000 would be:

                                Performance
                                 Attained     Bonus as a %
                                 ($000's)      of Salary
                                 --------      ---------
     EBIDTA                       $21,500         6.7%
     Operating Cash Flow          $ 7,700        10.1%
     Revenue Growth               $88,100         3.5%
     Total                                       20.3%

     $80,000 x 20.3% = $16,240 bonus

     The Operating Cash Flow and Revenue Growth goal portions of the bonus are dependent upon the achievement of the EBITDA gateway. If EBITDA of $21,000,000 is not achieved, no bonus will be paid for the Operating Cash Flow and Revenue Growth goal regardless of performance levels of these measurements.

     Participants in the Plan will be eleven Senior Managers of the Company:
     Borgeson, Collamer, Craig, Crowe, Funkhouser, Gentry, Harrison, Henderson, Jester, Neal and Stewart.


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Muzak Limited Partnership
Senior Management Incentive Plan
Page Two


IV.  PAYMENT
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     Payment will be made by March 1 of the year following the Plan year period.
     For calculation purposes, a participant's salary at the end of the Plan year will be used. Interpolation will be used between performance levels to determine awards.

     In the event that a Plan participant's employment is terminated during the measurement period, a prorated bonus may be awarded based on the discretion of the President.

     In all prorated cases, the annual bonus amount will be multiplied by the number of months the participant has been included in the Plan and divided by twelve months. For example, using the previous salary levels and performance criteria for a five month participation:

     $80,000 x 20.3% = $16,240 x 5/12 = $6,770

V.   ADJUSTMENTS
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     The performance levels will be modified for large unplanned changes, such as acquisitions, divestitures or development projects.